UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2026

KEEMO FASHION GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	333-267967	32-0686375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

69 Wanke Boyu, Xili Liuxin 1st Rd, Nanshan District, Shenzhen, Guangdong 518052, China

(Address of principal executive offices)(Zip Code)

(+86) 176-1282-2030

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

KEEMO FASHION GROUP LIMITED is referred to herein as “we”, “our”, or “us”.

Item 5.01 Changes in Control of Registrant.

Effective on March 30, 2026, a change in control of Keemo Fashion Group Limited (the “Company”) occurred as a result of the consummation of the transaction contemplated by that certain Stock Purchase Agreement dated February 17, 2026 (the “Agreement”), by and among Guang Wen Global Group Limited (the “Seller”), Addentax Group Corp. (the “Buyer”), and the Company, which was previously disclosed in the Company’s Current Report on Form 8-K and Current Report on Form 8-K/A filed on February 19, 2026 and March 16, 2026, respectively.

Pursuant to the Agreement, the Seller transferred an aggregate of 34,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to the Buyer. The aggregate purchase price for the acquisition was approximately $5.5 million, which was satisfied through the transfer of a portion of an existing bond held by the Company. In connection with the consummation of the acquisition, the Company transferred a portion of such bond at closing, in the principal amount of approximately $5.5 million, to the Seller (or its designated counterparty) as consideration for the Shares. Following the completion of the transaction, the Buyer beneficially owns approximately 62.18% of the voting power of the Company’s issued and outstanding common stock on a fully diluted basis.

As a result of the foregoing, Addentax Group Corp. has obtained control of the Company on March 30, 2026.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2026

KEEMO FASHION GROUP LIMITED

By:	/s/ Liu Lu
Liu Lu
Chief Executive Officer, President, Secretary, Treasurer, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

3